Exhibit 99.1

MDU Resources Appoints Two to Board of Directors

BISMARCK, N.D. — Aug. 15, 2024 — MDU Resources Group, Inc. (NYSE: MDU) announced today that Michael S. Della Rocca and Marian M. Durkin have been appointed to the company’s board of directors.

Della Rocca, during his 35-year career, held a number of executive positions within the engineering and construction industry, including as chief executive, Americas, of AECOM. He also was a partner in consulting firm McKinsey & Company, where he provided clients with strategic counsel on capital projects. He has served on a number of boards and owns Della Rocca Enterprises LLC.

Durkin previously was senior vice president, general counsel, secretary and chief compliance officer for Avista Corporation, an electric and natural gas utility headquartered in Spokane, Washington. She also has prior experience as vice president, deputy general counsel and assistant secretary at United Airlines and as an attorney at law firm Briggs and Morgan, which later merged with Taft.

“Marian and Michael bring extensive, relevant experience to our board that will support our efforts to guide MDU Resources’ strategic initiatives as the company becomes a pure-play regulated energy delivery business late this year when it spins off Everus Construction Group,” said Dennis W. Johnson, chair of the board.

In addition to their general responsibilities on the board, Della Rocca will serve on the Audit and the Environmental and Sustainability committees and Durkin will serve on the Compensation and the Nominating and Governance committees.

Della Rocca holds a bachelor’s degree in civil engineering and a master’s degree in engineering, transportation, from Rensselaer Polytechnic Institute and a master’s degree in business administration from St. John’s University. He is a licensed professional engineer.

Durkin holds a Juris Doctor and Master of Laws from Mitchell Hamlin School of Law and a bachelor’s degree in political science from Manhattanville College. She is a member of the state bar in Illinois, Minnesota and Washington.

MDU Resources expects to achieve its objective of becoming a pure-play regulated energy delivery business by completing a spinoff of its construction services subsidiary, Everus Construction Group, late this year.

Forward-Looking Statements
Information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release, including information about the planned spinoff of Everus Construction Group, the timing of the planned spinoff, and statements by MDU Resources’ chair, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially, refer to Item 1A — Risk Factors in MDU Resources’ most recent Form 10-K and Form 10-Q and subsequent filings with the SEC.

Exhibit 99.1

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides essential products and services through its regulated energy delivery and construction services businesses. Founded in 1924, the company is celebrating its 100th anniversary; learn more at www.mdu.com/100th-anniversary. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Investor Contact: Brent Miller, assistant treasurer, 701-530-1730
Media Contacts: Byron Pfordte, MDU Resources manager of integrated communications, 208-377-6050
Laura Lueder, Everus director of communications, 701-221-6444